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                                                                    Exhibit 99.1


   THE MAY DEPARTMENT STORES COMPANY AND THE KNOT ANNOUNCE MARKETING ALLIANCE;
        May Invests $5 Million and Acquires a 19.5% Interest in The Knot

         ST. LOUIS, Feb. 25, 2002 - The May Department Stores Company [NYSE:
MAY] and The Knot Inc. [OTCBB: KNOT] announced today a strategic marketing alliance that will link the leading wedding planning site, TheKnot.com, to the wedding gift registry sites of May's full-line department store companies. With a $5 million strategic investment, May has also purchased a 19.5% interest in The Knot -- the world's principal online wedding planning resource, which has over 2.3 million registered members. May will also have representation on The Knot's board of directors.


         Under the terms of the alliance, May and The Knot will implement a multi-platform marketing campaign to promote May's department store companies which offer wedding registry services -- Hecht's, Strawbridge's, Foley's, Robinsons-May, Filene's, Kaufmann's, Famous-Barr, L.S. Ayres, The Jones Stores and Meier & Frank -- to the largest audience of engaged couples and wedding guests on the Web and in stores. These promotions will include online advertising and in-store promotions, direct mail and email campaigns, and advertisements in The Knot's magazines, The Knot Wedding Gowns and WEDDINGPAGES'r'.


         "We are tremendously excited and energized about this alliance," said Gene S. Kahn, May's chairman and chief executive officer. "This is an unparalleled opportunity for May to team with the premier source for wedding-related information. The Knot has impressive brand recognition among today's engaged couples and is acclaimed for offering savvy, fresh ideas and great information for wedding planning."


         "The strategic implications of this alliance are very powerful," continued Mr. Kahn. "Demographics show that the $70 billion bridal industry is ready for significant growth. The combination of our alliance with The Knot, our department stores' wedding registries, and our other specialty bridal businesses position May to serve key areas of the wedding event for a wide range of customers. Equally important, this alliance further supports our quest for the younger customer and gives us yet another opportunity to build important synergies with our department stores and introduce our home merchandise to a highly-targeted audience of new customers."

         "We are thrilled that May has tapped The Knot as its premier wedding information provider and e-commerce partner," said David Liu, cofounder and chief executive officer of The Knot. "We welcome May's strategic investment in The Knot and we anticipate great success of this alliance, which will unite the #1 wedding Web site, the largest regional wedding publication, and one of the nation's leading wedding registries."


         Liu continued, "This marketing initiative with May supports The Knot's continuing mission to enhance the quality and quantity of wedding gift services offered to today's largest audience of engaged couples and guests seeking wedding gifts on the World Wide Web."

About The Knot Inc.

The Knot (www.theknot.com; AOL: keyword: weddings), a 2001 People's Voice Webby Award Winner, is the nation's leading wedding resource providing products and services to couples planning their weddings and future lives together. The Knot Web site, at www.theknot.com, is the most trafficked online wedding destination and offers comprehensive content, extensive wedding-related shopping, an online wedding gift registry and an active community. The Knot is the premier wedding content provider on America Online (AOL Keywords: Knot and weddings) and MSN.

The Knot publishes The Knot Wedding Gowns, a national wedding fashion magazine, and, through its subsidiary Weddingpages, Inc., publishes WEDDINGPAGES'r', regional wedding magazines, in over 30 company-owned and franchised markets in the United States.



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The Knot also authors a series of books on wedding planning. The Knot is based in New York and has several other offices across the country.

About May Department Stores Company

The May Department Stores Company is one of the largest retailers in the United States with annual revenues of $14.2 billion. The company currently operates 439 department stores under the names of Lord & Taylor, Hecht's, Strawbridge's, Foley's, Robinsons-May, Filene's, Kaufmann's, Famous-Barr, L.S. Ayres, The Jones Store, and Meier & Frank, as well as 153 David's Bridal stores, 240 After Hours stores, and 10 Priscilla of Boston stores. May operates in 44 states, the District of Columbia, and Puerto Rico, and is headquartered in St. Louis, Mo.

This press release contains statements that may constitute forward-looking statements pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These statements are based on current expectations and assumptions and involve a number of uncertainties and risks that could cause actual results to differ materially from those currently expected.

Some of the factors relating to The Knot that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation, (i) The Knot's unproven business model and limited operating history, (ii) The Knot's history of losses and expectation of significant losses for the foreseeable future, (iii) the significant fluctuation to which The Knot's quarterly revenues and operating results are subject, (iv) the seasonality of the wedding industry and (v) other factors detailed in documents The Knot files from time to time with the Securities and Exchange Commission, including its recent filings on Forms 10-K and 10-Q. The Knot undertakes no obligation to update any forward-looking statement that may be made from time to time by or on behalf of the company, whether as a result of new information, future events or otherwise.


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Media Contacts:
May: Sharon Bateman
(314) 342-6494
sharon_bateman@may-co.com

The Knot: Amy Shey
(212) 219-8555, ext. 1246
ashey@theknot.com